Exhibit 99.8

AMENDMENTS TO:

THE PBG STOCK INCENTIVE PLAN;

THE PBG 1999 LONG-TERM INCENTIVE PLAN;

THE PBG 2000 LONG-TERM INCENTIVE PLAN;

THE PBG 2002 LONG-TERM INCENTIVE PLAN;

THE PBG 2004 LONG-TERM INCENTIVE PLAN

AS AMENDED AND RESTATED EFFECTIVE AS OF MAY 25, 2005;

THE PBG 2004 LONG-TERM INCENTIVE PLAN

AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2009

THE PBG DIRECTORS’ STOCK PLAN

The (i) PBG Stock Incentive Plan (“SIP”); (ii) PBG 1999 Long-Term Incentive Plan (“1999 LTIP”); (iii) PBG 2000 Long-Term Incentive Plan (“2000 LTIP”); (iv) PBG 2002 Long-Term Incentive Plan (“2002 LTIP”); (v) PBG 2004 Long-Term Incentive Plan (“2004 LTIP”); (vi) PBG 2004 Long-Term Incentive Plan, as amended and restated effective May 25, 2005 (“2005 Restatement”); (vii) PBG 2004 Long-Term Incentive Plan, as amended and restated effective January 1, 2009 (“2009 Restatement”); and (viii) PBG Directors’ Stock Plan (“Directors’ Plan”) (collectively, the “Plan”) are hereby amended as set forth below, effective as of the “Effective Time” (as defined below) and contingent upon the occurrence of the Effective Time:

1.	The following new Section is added at the end of each Plan document and shall be numbered as (i) Section 21 in the SIP; (ii) Section 11 in the 1999 LTIP; (iii) Section 12 in the 2000 LTIP, 2002 LTIP and 2004 LTIP; (iii) Section 13 in the 2005 Restatement and 2009 Restatement; and (iv) Section 18 in the Directors’ Plan:

“Merger of The Pepsi Bottling Group, Inc. into Pepsi-Cola Metropolitan Bottling Company, Inc. The Pepsi Bottling Group, Inc. merged into the Pepsi-Cola Metropolitan Bottling Company, Inc., a subsidiary of PepsiCo, Inc., effective as of the “Effective Time” (as that term is defined in the Agreement and Plan of Merger dated as of August 3, 2009, among The Pepsi Bottling Group, Inc., PepsiCo, Inc., and Pepsi-Cola Metropolitan Bottling Company, Inc.). As a result of the merger, PepsiCo, Inc. assumed sponsorship of the Plan effective as of the Effective Time. In conjunction with PepsiCo’s assumption of the role of the Plan’s sponsor, the following shall apply under the Plan, effective for periods on and after the Effective Time:

(a) All references in the Plan to the “Company” shall refer to PepsiCo, Inc., and its subsidiaries, divisions and affiliated businesses.

(b) All rights and responsibilities with respect to the Plan that were allocable to the Board of Directors of The Pepsi Bottling Group, Inc. prior to the Effective Time, shall be allocable to the Board of Directors of PepsiCo, Inc. Accordingly, all references in the Plan to the “Board of Directors” or “Board” shall refer to the Board of Directors of PepsiCo, Inc.

(c) The PepsiCo Compensation Committee of the Board of Directors assumed responsibility for Plan administration from the Compensation and Management Development Committee of the Board of Directors of The Pepsi Bottling Group, Inc. Accordingly, all references in the Plan to the “Committee” shall refer to the Compensation Committee of the Board of Directors of PepsiCo, Inc.”

THE PEPSI BOTTLING GROUP, INC.

By:	/s/ John L. Berisford
John L. Berisford
Title:	Senior Vice President, Human Resources

Date:	February 19, 2010

LAW DEPARTMENT APPROVAL:

By:	/s/ Christine Morace
The Pepsi Bottling Group, Inc.
Law Department

Consented to and approved by:

PEPSICO, INC.

By:	/s/ Cynthia M. Trudell
Cynthia M. Trudell
Title:	Senior Vice President and Chief Personnel Officer

Date:	February 18, 2010

LAW DEPARTMENT APPROVAL:

By:	/s/ Christopher Bellanca
PepsiCo, Inc. Law Department

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